Exhibit 5 Opinion of Shaw Pittman LLP

[LETTERHEAD OF SHAW PITTMAN LLP]

August 12, 2003

Commercial Net Lease Realty, Inc.
450 South Orange Avenue
Suite 900
Orlando, Florida 32801

Ladies and Gentlemen:

     We have acted as counsel to Commercial Net Lease Realty, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-105635 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and declared effective by the Commission on June 5, 2003. Pursuant to the Registration Statement, the Company proposes to issue and sell 10,000 shares of 6.70% Series B Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Preferred Stock”), pursuant to the terms set forth in the prospectus supplement dated August 12, 2003 (the “Prospectus Supplement”) to the prospectus filed as part of the Registration Statement.

     Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that the Preferred Stock has been duly authorized for issuance by the Company, and that upon issuance and delivery in accordance with the Prospectus Supplement, the Preferred Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement. We also consent to the reference to Shaw Pittman LLP under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Shaw Pittman LLP

SHAW PITTMAN LLP